                                                                   EXHIBIT 10.2

                          TAX DISAFFILIATION AGREEMENT

         TAX DISAFFILIATION AGREEMENT dated as of ____________, 2003, by and between F.N.B. CORPORATION ("Parent"), a Florida corporation, and FIRST NATIONAL BANKSHARES OF FLORIDA, INC. ("SpinCo"), a Florida corporation.

                                    RECITALS

         WHEREAS, Parent is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and currently files consolidated federal income tax returns;

         WHEREAS, as reflected in the Agreement and Plan of Distribution (the "Distribution Agreement") dated __________, 2003 by and between Parent and SpinCo, Parent has formed SpinCo as a direct subsidiary;

         WHEREAS, Parent will contribute to SpinCo certain assets held by Parent and SpinCo will assume certain liabilities of Parent;

         WHEREAS, following such contributions and assumptions and pursuant to the Distribution Agreement, Parent shall distribute to its shareholders all of the outstanding shares of stock of SpinCo on a pro rata basis (the "Distribution");

         WHEREAS, Parent and SpinCo intend that the Distribution will qualify as a reorganization described in Sections 355 and 368 of the Code and will not result in the recognition of any taxable gain or income to Parent, SpinCo or any of their respective shareholders;

         WHEREAS, from the day after the date of the Distribution forward, SpinCo and its subsidiaries shall cease to be members of the Parent affiliated group for all applicable tax purposes; and

         WHEREAS, following the Distribution, the affiliated group of which SpinCo is the common parent will file consolidated Tax Returns;

         WHEREAS Parent and SpinCo desire on behalf of themselves, their affiliates and their successors to set forth their rights and obligations with respect to taxes due for periods before and after the Distribution.

         NOW, THEREFORE, in consideration of the transactions recited above and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

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                                   ARTICLE I
                                  DEFINITIONS

         For the purposes of this Agreement:

         1.01 "45 Percent Interest" shall have the meaning ascribed to the term "50-percent or greater interest" in Section 355(d)(4) of the Code, substituting therein "45" each place "50" appears.

         1.02     "45 Percent Threshold" shall have the meaning set forth in
Section 2.04(e)(iv).

         1.03 "Affiliate" shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person; provided, however, that for purposes of this Agreement, a Person shall be deemed to be an Affiliate only of the Group of which such Person is a member following the Distribution. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Each of the Affiliates listed on Exhibit A, attached hereto, shall be considered an Affiliate of Parent. Each of the Affiliates listed on Exhibit B, attached hereto, shall be considered an Affiliate of SpinCo. Any contrary provision of this Agreement notwithstanding, neither Parent nor any Parent Affiliate shall be deemed to be an Affiliate of SpinCo, and neither SpinCo nor any SpinCo Affiliate shall be deemed to be an Affiliate of Parent.

         1.04 "After Tax Basis" shall mean, with respect to any payment to be received, that the amount of such payment is increased to the extent necessary so that, after deduction of all taxes (assuming for this purpose that the recipient of such payment is subject to taxation at the highest federal and applicable state and local marginal rates applicable to widely held corporations for the year in which such income is taxable) required to be paid by the recipient (less any tax savings to be realized, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, by the recipient as a result of the payment of such amounts) with respect to the receipt of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

         1.05 "Agreement" shall mean this Tax Disaffiliation Agreement, as the same may be amended from time to time.

         1.06     "Applicable Federal Rate" shall have the meaning set forth in
Section 1274(d) of the Code for a short term rate, compounded quarterly.

         1.07 "Assets" shall mean the assets of Parent, SpinCo, their respective Affiliates, or a "predecessor or successor" (within the meaning
Section 355(e)(4)(D) of the Code) of such corporations or their Affiliates; it being understood that any transfer, sale or assignment of the assets of Parent, SpinCo, their Affiliates, or a predecessor or a successor in the ordinary course of business shall not be taken into account for purposes of Section 2.04(e) of this Agreement.


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         1.08     "Book Value" shall mean, with respect to Parent or SpinCo, the shareholders' equity of such party, determined in accordance with generally acceptable accounting principles in the United States, as of the close of business on the Distribution Date.

         1.09 "Claim" shall have the meaning set forth in Section 5.03(a) of this Agreement.

         1.10     "Code" shall have the meaning set forth in the recitals.

         1.11 "Common Consolidated Tax Return" shall mean any consolidated, combined or unitary Tax Return that includes at least one member of the Parent Group and at least one member of the SpinCo Group.

         1.12     "Controlling Party" shall have the meaning set forth in
Section 5.01 of this Agreement.

         1.13 "Corporate Transactions" shall have the meaning set forth in the Distribution Agreement.

         1.14 "Distribution" shall have the meaning set forth in the recitals.

         1.15 "Distribution Agreement" shall have the meaning set forth in the recitals.

         1.16 "Distribution Date" shall mean the Distribution Date specified in the Distribution Agreement.

         1.17 "Distribution Related Gain" shall mean any gain recognized by Parent, or Parent's or SpinCo's shareholders, by virtue of (i) either the Distribution or the Internal Distribution failing to qualify as a distribution described in Section 355(a)(1) of the Code, (ii) any stock or securities of SpinCo failing to qualify as "qualified property" within the meaning of Section 355(c)(2)(B) and 361(c)(2)(B) of the Code, or (iii) the application of Section 355(d), (e) or (f) of the Code to the Distribution or the Internal Distribution.

         1.18     "Final Determination" shall mean with respect to any issue
(a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a binding closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service), or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

         1.19 "First SpinCo Notification Letter" shall have the meaning set forth in Section 2.03(c)(ii) of this Agreement.

         1.20 "Indemnitor" shall have the meaning set forth in Section 5.02 of this Agreement.


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         1.21     "Internal Distribution" shall mean the Corporate Transaction consisting of the distribution by First National Bank of Pennsylvania ("FNB-PA") to Parent of all of the capital stock of the national banking association to be formed by FNB-PA for the purpose of transferring to such association all of the Florida operations of the businesses presently conducted by First National Trust Company and its Affiliates.

         1.22 "IRS" shall have the meaning set forth in Section 2.04(d)(v) of this Agreement.

         1.23 "Parent" shall have the meaning set forth in the preamble to this Agreement.

         1.24 "Parent Affiliate" or "Affiliate of Parent" shall include all of the Affiliates listed on Exhibit A attached hereto. Neither SpinCo nor any SpinCo Affiliate shall be considered an Affiliate of Parent.

         1.25 "Parent Group" shall mean, for any period, Parent and its then Affiliates. Under no circumstances shall the Parent Group include any member of the SpinCo Group.

         1.26 "Parent Notification Letter" shall have the meaning set forth in Section 2.03(c)(ii) of this Agreement.

         1.27 "Parent Tainting Act" means any act or acts first occurring after the Distribution Date of or involving any Person (other than SpinCo or any Person that is an Affiliate of SpinCo immediately before or immediately after such act or acts), or any omission or omissions of any Person (other than SpinCo or any Person that is an Affiliate of SpinCo immediately before or immediately after such omission or omissions), of a commercially reasonable act or acts first available to it after the Distribution Date, if such act or omission contributes to a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain.

         1.28 "Period After Distribution" shall mean (i) any taxable year or other taxable period beginning after the Distribution Date and, (ii) that part of the taxable year or other taxable period that includes the Distribution Date that begins on the day immediately after the Distribution Date.

         1.29 "Period Before Distribution" shall mean (i) any taxable year or other taxable period that ends on, at the close of, or before the Distribution Date and, (ii) that part of the taxable year or other taxable period that includes the Distribution Date that ends on and includes the Distribution Date.

         1.30 "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

         1.31 "Restructuring Taxes" means any taxes resulting from the Corporate Transactions, the Internal Distribution or the Distribution, including, but not limited to, any taxes imposed pursuant to or as a result of Sections 311 or 1001 of the Code or the Treasury Regulations under Section 1502 of the Code (and any applicable similar federal, state, local or


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foreign taxes, together with related interest, penalties and additions to tax), but excluding any taxes imposed as a result of a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain.

         1.32 "SpinCo" shall have the meaning set forth in the preamble to this Agreement.

         1.33 "SpinCo Affiliate" or "Affiliate of SpinCo" shall include all of the Affiliates listed on Exhibit B attached hereto. Neither Parent nor any Parent Affiliate shall be considered an Affiliate of SpinCo.

         1.34 "SpinCo Group" shall mean, for any period, SpinCo and its then Affiliates. Under no circumstances shall the SpinCo Group include any member of the Parent Group.

         1.35 "SpinCo Tainting Act" means any act or acts first occurring after the Distribution Date of or involving any Person (other than Parent or any Person that is an Affiliate of Parent immediately before or immediately after such act or acts), or any omission or omissions of any Person (other than Parent or any Person that is an Affiliate of Parent immediately before or immediately after such omission or omissions) of a commercially reasonable act or acts first available to it after the Distribution Date, if such act or omission contributes to a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain.

         1.36 "SpinCo Tax Adjustment Amount" shall have the meaning set forth in Section 2.03(c)(ii) of this Agreement.

         1.37 "Stock" shall mean common or preferred stock or any instrument that might reasonably be treated as common or preferred stock for federal income tax purposes. However, for purposes of Section 2.04(d) only, the term Stock shall not include stock acquired by a person in connection with such person's performance of services as an employee, director, or independent contractor for Parent or SpinCo, or a Person related to such corporation under
Section 355(d)(7)(A) of the Code (and that is not excessive by reference to the services performed) in a transaction in which Section 83 or Section 421(a) of the Code applies. The preceding sentence shall not apply if the acquiring person or a coordinated group (within the meaning of Treas. Reg.ss. 1.355-7T(h)(4)) of which such person is a member is a controlling shareholder (within the meaning of Treas. Reg.ss. 1.355-7T(h)(3)) or a 10-percent shareholder (within the meaning of Treas. Reg.ss. 1.355-7T(h)(9)) of the acquired company (i.e., Parent or SpinCo) immediately after the acquisition.

         1.38 "Stock Options" shall mean call options, warrants, convertible obligations, the conversion feature of convertible stock, put options, redemption agreements (including rights to cause the redemption of stock), any other instruments that provide for the right or possibility to issue, redeem, or transfer stock (including an option on an option), or any other similar interest treated as an option; provided, however, for purposes of
Section 2.04(d)(i) only, the term "Stock Options" only includes instruments that provide for the right or possibility to issue, redeem or transfer stock (including an option on an option), or any similar interest and does not include: (i) an option that is part of a security arrangement in a typical lending transaction (including a purchase money loan), if the arrangement is subject to customary commercial conditions; (ii) an


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option to acquire stock in Parent or SpinCo with customary terms and conditions provided to a person in connection with such person's performance of services as an employee, director, or independent contractor for Parent or SpinCo or a person related to it under Section 355(d)(7)(A) of the Code (and is not excessive by reference to the services performed), provided that (a) the transfer of stock pursuant to such option is described in Section 421(a) of the Code or (b) the option is nontransferable within the meaning of Treas. Reg. ss. 1.83-3(d) and does not have a readily ascertainable fair market value as defined in Treas. Reg. ss. 1.83-7(b); (iii) an option entered into between shareholders of a corporation (or a shareholder and the corporation) that is exercisable only upon death, disability or mental incompetency of the shareholder, or, in the case of stock acquired in connection with the performance of services for a corporation, or a person related to the corporation under Section 355(d)(7)(A) (and that is not excessive by reference to the services performed), the shareholder's separation from service; and (iv) a bona fide right of first refusal regarding the corporation's stock with customary terms, entered into between shareholders of a corporation (or between the corporation and a shareholder).

         1.39 "tax" or "taxes" whether used in the form of a noun or adjective, shall mean all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a nation, locality, municipality, government, state, federation, or other governmental body (a "Taxing Authority"). Whenever the term "tax" or "taxes" is used (including, without limitation, in the context of any duty to pay, or to reimburse another party or indemnify for taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon. The term "tax" or "taxes" does not include any unclaimed or abandoned property remitted or required to be remitted to any Taxing Authority under applicable law.

         1.40 "Tax Attribute" shall mean any net operating loss, capital loss, credit or other tax attribute (other than the basis of property) relevant to the calculation of a tax liability.

         1.41     "Taxing Authority" shall have the meaning set forth in
Section 1.39 of this Agreement.

         1.42 "Tax Item" shall mean any item of income, capital gain, net operating loss, capital loss, deduction, credit or other tax attribute relevant to the calculation of a tax liability.

         1.43 "Tax Return" shall mean any report, return, information statement, questionnaire, evidence of tax payments, invoice or other document received from, or required to be filed or that may be filed for any period with, any Taxing Authority (whether domestic or foreign) in connection with any tax or taxes (whether domestic or foreign).

         All capitalized terms used but not defined herein shall have the meaning given to such terms in the Distribution Agreement.


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

                                  ARTICLE II
             TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

         2.01     Obligations to File Tax Returns.

         (a) Parent shall prepare and shall timely file or cause to be filed (i) all Tax Returns filed on a separate company basis for any member of the Parent Group, (ii) all Tax Returns filed on a consolidated, combined or unitary basis that include members of the Parent Group other than any Common Consolidated Tax Return, and (ii) all Common Consolidated Tax Returns. SpinCo shall reimburse Parent for SpinCo's proportionate share of the expenses incurred by Parent in the preparation and filing of a Common Consolidated Tax Return. For purposes of this Section 2.01(a), SpinCo's proportionate share of the expenses with respect to a Common Consolidated Tax Return shall be determined by multiplying the total expenses by a fraction, the numerator of which equals the number of SpinCo Affiliates included in the return and the denominator of which equals the total number of SpinCo Affiliates and Parent Affiliates included in the return. Subject to Section 2.03(c) hereof, Parent shall make full and timely payment of all taxes shown due on all Tax Returns described in this Section 2.01(a).

         (b) SpinCo shall prepare, at its own expense, and shall timely file or cause to be filed (i) all Tax Returns with respect to the SpinCo Group for any taxable year or other taxable period beginning after the Distribution Date, (ii) all Tax Returns filed on a separate company basis, for any member of the SpinCo Group, and (iii) all Tax Returns filed on a consolidated, combined or unitary basis that include members of the SpinCo Group other than any Common Consolidated Tax Return. SpinCo shall make full and timely payment of all taxes shown due on all Tax Returns described in this Section 2.01(b).

         (c) To the extent required or permitted by law or administrative practice, in the case of any Common Consolidated Tax Return that includes the Distribution Date, the taxable year of the SpinCo Group member shall be treated as closing at the close of the Distribution Date.

         2.02 Obligation to Remit Taxes. SpinCo and Parent shall each timely remit or cause to be remitted any taxes due in respect of any tax for which it is required to file a Tax Return hereunder and shall be entitled to reimbursement for such payments only to the extent provided in Section 2.03.

         2.03     Tax Sharing Obligations and Prior Agreements.

         (a) SpinCo's Obligations. Other than liabilities dealt with elsewhere in this Agreement, SpinCo shall be liable for and shall indemnify and hold Parent and its Affiliates harmless on an After Tax Basis against any tax liability for any member of the SpinCo Group, including the portion of any tax liability resulting from the inclusion of any member of the SpinCo Group in a Common Consolidated Tax Return as determined under Section 2.03(c). Except as provided in Section 3.01 for refunds attributable to carrybacks, SpinCo shall be entitled to any refund of or credit for taxes for which SpinCo

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is responsible under this Section 2.03(a) or with respect to which SpinCo is required to file a Tax Return under Section 2.01 hereof.

         (b) Parent's Obligations. Other than liabilities dealt with elsewhere in this Agreement, Parent shall be liable for, and shall hold SpinCo and its Affiliates harmless on an After Tax Basis against any tax liability of any member of the Parent Group. Except as provided in Section 3.01 for refunds attributable to carrybacks, Parent shall be entitled to any refund of or credit for taxes for any periods for which Parent is responsible under this Section 2.03(b) or with respect to which Parent is required to file a Tax Return under
Section 2.01 hereof.

         (c) SpinCo's Share of the Common Consolidated Tax Return Liability. SpinCo's proportionate share of the tax liability with respect to a Common Consolidated Tax Return, or with respect to any estimated tax payment relating to any such Tax Return, shall be determined by multiplying the Common Consolidated Tax Return tax liability by a fraction, the numerator of which equals the separate return tax liability of the SpinCo Group and the denominator of which equals the sum of the separate return tax liabilities of the Parent Group and the SpinCo Group. For purposes of this determination, the separate return tax liabilities of the Parent Group and the SpinCo Group are, in each case, determined as if the Common Consolidated Tax Return included only the Tax Items of the respective group, applying the principles of Section 1552(a)(2) of the Code and Treas. Reg.ss. 1.1552-1(a)(2). For purposes of this
Section 2.03(c) and Section 2.03(d), the tax liability of the Common Consolidated Tax Return and the separate return tax liability of the SpinCo Group and the Parent Group shall not include Restructuring Taxes or any tax liability resulting from Distribution Related Gain.

         (d) Payment for use of Tax Attributes. With respect to any Common Consolidated Tax Return, (i) SpinCo shall reimburse Parent on an After Tax Basis for the tax benefit attributable to the use of Tax Attributes of the Parent Group to reduce SpinCo's proportionate share of the Common Consolidated Tax Return tax liability to an amount that is less than the separate return tax liability of the SpinCo Group, and (ii) Parent shall reimburse SpinCo on an After Tax Basis for the tax benefit attributable to the use of Tax Attributes of the SpinCo Group to reduce Parent's proportionate share of the Common Consolidated Tax Return tax liability to an amount that is less than the separate return tax liability of the Parent Group. For purposes of this Section 2.03(d), (i) the separate return tax liabilities of the Parent Group and the SpinCo Group are, in each case, determined as if the Common Consolidated Tax Return included only the Tax Items of the respective group, applying the principles of Section 1552(a)(2) of the Code and Treas. Reg.ss. 1.1552-1(a)(2), and (ii) Parent's proportionate share of the tax liability with respect to a Common Consolidated Tax Return shall be determined by multiplying the Common Consolidated Tax Return tax liability by a fraction, the numerator of which equals the separate return tax liability of the Parent Group and the denominator of which equals the sum of the separate return tax liabilities of the Parent Group and the SpinCo Group.

         (e) Notification and contest procedures. (i) Parent shall, in good faith, calculate SpinCo's tax liability, if any, under Section 2.03(c), and the amount of any


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payment obligation of Parent or SpinCo under Section 2.03(d), and notify SpinCo of the amount of its liability, if any, under Section 2.03(a) and the amount of any Parent or SpinCo payment obligation under Section 2.03(d) (the "Parent Notification Letter"). Notification of a SpinCo tax liability and payment obligation under this clause (i) of this Section 2.03(e) shall constitute a request for payment, and, subject to clause (ii) of this Section 2.03(e), SpinCo shall pay such amount, in immediately available funds, to Parent within five days after receipt of such notice from Parent, provided that SpinCo shall not be obligated to make such payment to Parent earlier than ten days prior to the due date for the filing or making of the relevant Tax Return or estimated tax payment. Subject to clause (ii) of this Section 2.03(e), Parent shall pay the amount of its obligation under Section 2.03(d), in immediately available funds, to SpinCo within ten days of the date of mailing (or other type of delivery) by Parent of the Parent Notification Letter, provided that Parent shall not be obligated to make such payment to SpinCo earlier than the due date for the filing or making of the relevant Tax Return or estimated tax payment.

                  (ii) If SpinCo determines in good faith that the amount of its tax liability under Section 2.03(a) or the amount of any payment obligation under section 2.03(d) differs from the corresponding amount in the Parent Notification Letter, SpinCo shall notify Parent of such difference (the "SpinCo Tax Adjustment Amount") (such determination, with calculations in reasonable detail, being referred to as the "First SpinCo Notification Letter," which SpinCo shall deliver to Parent no later than 30 days after the date of receipt of the Parent Notification Letter). If Parent determines in good faith that SpinCo's determination of the SpinCo Tax Adjustment Amount is incorrect, Parent shall notify SpinCo of such determination (the "Second Parent Notification Letter") within thirty days of receipt of the First SpinCo Notification Letter. If the dispute is not resolved by mutual accord within thirty days of SpinCo's receipt of the Second Parent Notification Letter, the dispute shall be resolved under the provisions of Article VIII. Until Parent and SpinCo reach agreement, or any dispute between them is resolved pursuant to Article VIII, as to the SpinCo Tax Adjustment Amount, the provisions of this
         Section 2.03(a) and 2.03(d) shall continue to apply and payments shall be made by the parties in the amounts set forth in the Parent Notification Letter in accordance with clause (i) of this Section 2.03(e). Within ten days of reaching an agreement or resolution, Parent shall pay to SpinCo the agreed amount after taking into account any payments made under clause (i) of this Section 2.03(e), together with interest at a rate equal to the Applicable Federal Rate from the date of SpinCo's payment pursuant to this Section 2.03(e).

         (f) Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior tax sharing agreements or practices between any member of the Parent Group and any member of the SpinCo Group shall be terminated as of the beginning of the day after the Distribution Date.


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         2.04     Restructuring Taxes and Expenses; Other Taxes Relating to the
Distribution.

         (a) Restructuring Taxes and Expenses. Notwithstanding any other provision of this Agreement to the contrary, Taxes and expenses attributable to the transactions set forth in Exhibit C shall be borne in the manner set forth in such Exhibit. Any remaining Restructuring Taxes (together with any reasonable expenses, including, but not limited to, attorney's fees, incurred in defending any audit or examination with respect to Restructuring Taxes) and expenses incurred to effect the Distribution and the Internal Distribution shall be borne by Parent and SpinCo pro rata based on their relative Book Value.

         (b) Distribution Related Gain. (i) In the event of a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain (other than a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain which determination would not have been made but for a Parent Tainting Act or a SpinCo Tainting Act), the liability of Parent and SpinCo for any taxes or liability arising from such Final Determination, including any liability to shareholders arising from such Final Determination (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any liability) shall be borne by Parent and SpinCo pro rata based on their relative Book Value.

                  (ii) In the event of a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain which determination would not have been made but for the occurrence of both a Parent Tainting Act and a SpinCo Tainting Act, any taxes or liability resulting from such Final Determination (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any liability) shall be borne by Parent and SpinCo pro rata based on their relative Book Value.

                  (iii) In the event of a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain which determination would not have been made but for the occurrence of either a Parent Tainting Act and a SpinCo Tainting Act, and both such Acts occurred, any taxes or liability resulting from such Final Determination (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any liability) shall be borne by the party whose Act occurred first.

         (c) Covenant and Indemnification for SpinCo Tainting Acts. SpinCo covenants that neither SpinCo nor any member of the SpinCo Group shall commit or be party to or the subject of any SpinCo Tainting Act. In the event of a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain which Final Determination would not have been made but for a SpinCo Tainting Act, SpinCo shall pay, and shall indemnify and hold harmless Parent and its Affiliates on an After Tax Basis, from and against, any liability of Parent or its Affiliates, or of SpinCo or its Affiliates, to any Taxing Authority, Parent shareholders or SpinCo shareholders (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any such liability) resulting from a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain.

         (d) Covenant and Indemnification for Parent Tainting Acts. Parent covenants that neither Parent nor any member of the Parent Group shall commit or be party to or the subject of any Parent Tainting Act. In the event of a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain which Final Determination would not have been made but for a Parent Tainting Act, Parent shall pay, and shall indemnify and hold harmless SpinCo and its Affiliates on an After Tax Basis, from and against, any liability of SpinCo or its Affiliates, or of Parent or its Affiliates, to any Taxing Authority, Parent shareholders or SpinCo shareholders (together with any reasonable expenses, including, but not limited to, attorney's fees incurred in defending against any such liability) resulting from a Final Determination that the Distribution or the Internal Distribution results in any Distribution Related Gain.

         (e) Reporting and Restrictions. (i) During the two-year period commencing immediately after the Distribution Date, at quarterly intervals and at any other time reasonably requested by the party to receive such report, Parent will provide to SpinCo and SpinCo will provide to Parent a report ("Report") listing for the period commencing immediately after the Distribution Date and ending on the date of the Report any issuance, sale, transfer, assignment or redemption (or any agreement concerning the issuance, sale, transfer, assignment or redemption) of the reporting corporation's or any of its Affiliates': (x) Stock (excluding any sale, transfer, or assignment of Stock that meets the requirements of the safe harbor in Treas. Reg.ss. 1.355-7T(d)(5)); (y) Stock Options; or (z) Assets (excluding: (A) any sale, transfer, or assignment of Assets that is fully taxable to the selling, transferring, or assigning corporation; and (B) any other sale, transfer, or assignment of Assets that in the aggregate does not exceed 5 percent of the gross assets of the selling, transferring, or assigning corporation as reflected on such corporation's balance sheet during any 90 day period).

                  (ii) At any time during the two-year period commencing immediately after the Distribution Date that the issuance, sale, transfer, assignment or redemption (or any agreement concerning the issuance, sale, arrangement, assignment or redemption) of the reporting corporation's (or its Affiliates) Stock or Stock Options would exceed 10 percent by vote or value of the reporting corporation's (or its Affiliates) outstanding Stock (treating Stock Options as exercised) when aggregated with all prior such issuances, sales, transfer, assignments or redemptions occurring after the Distribution Date, or the issuance, sale, transfer, or assignment (or any agreement concerning the issuance, sale, transfer, or assignment) of the reporting corporation's (or its Affiliates) Assets, when aggregated with all prior such issuances, sales, transfers of assignments occurring after the Distribution Date, exceeds 10 percent of the gross assets of the selling, transferring, or assigning corporation as reflected on such corporation's balance sheet, a notice ("Notice") of such transaction must be given to the other party within 10 days of entering into any agreement concerning the issuance, sale, arrangement, assignment or redemption of the reporting corporation's (or its Affiliate's) stock (but in no event less than 30 days prior to such issuance, transfer, assignment or redemption). For purposes of this clause (ii) of Section 2.04(e), the exclusions from Parent's and SpinCo's Asset reporting obligations contained in clause (i) of
         Section 2.04(e) shall not apply, but the exclusions to Parent's and SpinCo's Stock reporting obligations contained in clause (i) of
         Section 2.04(e) shall apply.

                  (iii) Parent's and SpinCo's obligations to issue Reports and Notices will be extended beyond the two-year reporting period (not to exceed five years after the Distribution Date) until the consummation of any agreement resulting in the issuance, sale, transfer or assignment of the reporting corporation's Stock, Stock Options or Assets that is reported or required to be reported during the two-year period after the Distribution Date.

                  (iv) If, before the two-year anniversary of the Distribution, the issuances, sales, transfers, assignments, or redemptions (or agreements concerning the issuance, sale, transfer, assignment or redemption) of the reporting corporation's Stock, Stock Options or Assets that are required to be reported pursuant to clause
         (ii) of this Section 2.04(e), in the aggregate, would equal or exceed (as calculated using a method provided by a nationally recognized tax advisor acceptable to both Parent and SpinCo) a 45 Percent Interest in such reporting company (the "45 Percent Threshold"), such company (or companies, if both have reached the 45 Percent Threshold) shall not act or fail to take any commercially reasonable act that would cause the 45 Percent Threshold to be exceeded without obtaining an opinion from a nationally recognized tax advisor (acceptable to both Parent and SpinCo) that such issuance, sale, transfer, assignment, or redemption (or agreement concerning the issuance, sale, transfer, assignment or redemption) will not cause Section 355(e) or (f) of the Code to apply to the Distribution or the Internal Distribution. The expense of obtaining any opinion under this clause (iv) of Section 2.04(e) will be borne by the party whose issuance, sale, transfer, assignment or redemption is the subject of such opinion. The party that receives such ruling or opinion shall forward a copy of such ruling or opinion to the other party at least thirty days prior to the consummation of the transaction contemplated to occur and with respect to which the ruling or opinion relates.

                  (v) For purposes of this Section 2.04(e), Parent and SpinCo will not be required to report any issuance, sale, transfer, assignment, or redemption of Stock, Stock Options or Assets with respect to which (y) the Internal Revenue Service ("IRS") has issued a private letter ruling to Parent or SpinCo, or (z) a nationally recognized tax advisor acceptable to both Parent and SpinCo has issued an opinion that such issuance, sale, transfer, assignment, or redemption should not be required to be taken into account in applying Sections 355(e) or 355(f) of the Code by reason of any authority upon which taxpayers are authorized to rely. The expense of obtaining any opinion under this clause (v) of Section 2.04(e) from a nationally recognized tax advisor or an IRS private letter ruling will be borne by the party whose issuance, sale, transfer, assignment or redemption is the subject of such opinion or private letter ruling. The party that receives such ruling or opinion shall forward a copy of such ruling or opinion to the other party at least thirty days prior to the consummation of the transaction contemplated to occur and with respect to which the ruling or opinion relates.

                                  ARTICLE III
                    CARRYBACKS, DISTRIBUTIONS AND ELECTIONS

3.01     Carrybacks.

         (a) To the extent permitted by law, any member of the SpinCo Group shall be entitled, but not required, to carry back any Tax Attribute from a taxable period ending after the Distribution Date to a taxable period ending before or including the Distribution Date. At the direction of SpinCo, Parent shall file (or cause to be filed) any claim for refund relating to such carryback. Any refund of taxes resulting from any such carryback by a member of the SpinCo Group shall be payable to SpinCo as provided in Section 4.01. In addition, if the SpinCo Tax Attribute is carried to a Common Consolidated Tax Return and reduces the separate return tax liability of the SpinCo Group (within the meaning of Section 2.03(c)), SpinCo's share of the Common Consolidated Tax Return liability for the carryback year shall be recomputed ("SpinCo's Recomputed Share"), and Parent shall pay to SpinCo an amount equal to the sum of (i) the excess of SpinCo's share of the Common Consolidated Tax Return liability as originally computed (but not in excess of SpinCo's payment of such liability) over SpinCo's Recomputed Share, and (ii) the payments made by SpinCo for the use of a Tax Attribute of the Parent Group to the extent the Tax Attribute of the Parent Group is replaced by the Tax Attribute of the SpinCo Group as a result of the carryback. SpinCo shall indemnify and hold the Parent Group harmless on an After Tax Basis for any tax liability that results from any refund claim relating to a carryback under this Section 3.01(a). Notwithstanding any other provision of this Agreement to the contrary, Parent shall be considered the Controlling Party for purposes of Article V for any tax audit or proceeding involving a Common Consolidated Tax Return for any period ending before or including the Distribution Date to which the net operating loss or other item is carried and Parent shall have sole right to contest such audit or proceeding and to employ advisors of its choice under Section 5.01 provided, however, that Parent shall (i) permit SpinCo to participate at its own expense in any proceedings relating to any claim for refund pursuant to this Section 3.01(a); (ii) at SpinCo's request, contest any denial (in whole or in part) of any such claim for refund, provided that SpinCo shall agree to pay to Parent on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by Parent in connection with contesting such claim; (iii) not settle any such claim for refund without SpinCo's consent (which consent shall not be unreasonably delayed or withheld); provided that if Parent wishes to settle such claim and SpinCo does not consent, SpinCo will pay to Parent on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by Parent in connection with contesting such claim, regardless of whether SpinCo requested such claim to be contested; and (iv) to the extent SpinCo is not participating, shall keep SpinCo informed as to all significant developments relating to any such claim for refund or the contest of any denial thereof.

         (b) To the extent permitted by law, any member of the Parent Group shall be entitled, but not required, to carry back any net operating loss or other item from a taxable period ending after the Distribution Date to a taxable period ending before or including the Distribution Date. Any refund of taxes resulting from any such carryback by a member of the Parent Group shall be payable to Parent as provided in Section 4.01. Parent shall indemnify and hold the SpinCo Group harmless for any tax liability that results from any refund claim relating to a carryback under this Section 3.01(b). Notwithstanding any other provision of this Agreement to the contrary, Parent shall be considered the Controlling Party for purposes of Article V for any tax audit or proceeding involving any period ending before or including the Distribution Date to which the net operating loss or other item is carried back and Parent shall have sole right to contest such audit or proceeding and to employ advisors of its choice under Section 5.01.

3.02     Distributions and Elections.

         (a) Except as contemplated by the Corporate Transactions, no member of the SpinCo Group shall make any tax election, pay or cause to be paid any distribution from an Affiliate or take any other action that would cause an actual increase in the taxes for which the Parent Group is responsible or would cause an actual reduction in the amount of any refund of taxes payable to the Parent Group unless Parent and its Affiliates are indemnified and held harmless, on an After Tax Basis, for the detriment resulting from such act.

         (b) Except as contemplated by the Corporate Transactions, no member of the Parent Group shall make any tax election, pay or cause to be paid any distribution from an Affiliate or take any other action that would cause an actual increase in the taxes for which the SpinCo Group is responsible or would cause an actual reduction in the amount of any refund of taxes payable to the SpinCo Group unless SpinCo and its Affiliates are indemnified and held harmless, on an After Tax Basis, for the detriment resulting from such act.

         (c)      Neither SpinCo nor Parent shall be liable to the other under
Section 3.02(a) or Section 3.02(b) for any tax position on a Tax Return that independent tax counsel selected by SpinCo (in the case of a Tax Return position desired to be taken by any member of the SpinCo Group) or Parent (in the case of a Tax Return position desired to be taken by any member of the Parent Group), the identity of which is reasonably acceptable to the other party, opines is necessary and required to comply with the Code, the regulations or other applicable law.

         (d) In the absence of a controlling change in law or circumstances, and unless deviation from past practice would have no adverse effect on any of the parties, to the extent permitted by law, SpinCo and Parent will file any Tax Return which such party is responsible to file for any Period Before Distribution or for the period that includes the Distribution Date consistent with the tax principles and methods reflected in the most recent Tax Returns involving similar Tax Items filed prior to the Distribution Date.

                                   ARTICLE IV
                                    PAYMENTS

         4.01     Payments. Subject to the provisions of Section 2.03 and
Section 5.03, and except as otherwise explicitly provided herein, all payments due hereunder to a party shall be paid not later than twenty days after the receipt or crediting of a refund or the receipt of notice of a Final Determination by reason of which a party is liable for an indemnified cost pursuant to this Agreement. In the event that such payment is not made within ten days after such receipt, credit or notice, interest shall be charged to the indemnifying party at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice to the date the payment is made.

         4.02 Notice. SpinCo and Parent shall give each other prompt written notice of any payment that may be due under this Agreement.

         4.03 Reimbursement. Any party hereto that is entitled to indemnification, payment or reimbursement pursuant to the terms of this Agreement shall be reimbursed on an After Tax Basis for all reasonable expenses (including, but not limited to, attorney's fees) incurred in connection with the enforcement of its rights hereunder. The preceding sentence shall not be construed to limit a party's entitlement to reimbursements or payments to which it otherwise is entitled pursuant to the terms of this Agreement.

                                   ARTICLE V
                                   TAX AUDITS

         5.01 General. Except as provided in Sections 3.01, 5.02 and 6.02 hereof, each of SpinCo and Parent shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2.01 (the "Controlling Party"). Except as provided in Section 5.03 hereof, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice..

         5.02 Indemnified Claims in General. SpinCo and Parent shall promptly notify the other in writing prior to the issuance of an actual notice of assessment by the relevant Taxing Authority (for example, if by the IRS, prior to the issuance of a Form 5701 Notice of Proposed Adjustment) of any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. If there is no Indemnitor other than the Controlling Party, Sections 5.02 and 5.03 are inapplicable and Section
5.01 shall govern the rights of the parties with respect to the audit or proceeding. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and shall permit the other party to participate in the proceeding at its own expense, provided, however, that the failure of the Controlling Party to notify or provide such information to the Indemnitor shall not affect the Indemnitor's indemnity obligations hereunder unless and to the extent the Indemnitor is materially prejudiced thereby. Upon a Final Determination of the assessment or proposed adjustment, the Indemnitor shall pay its pro rata share (based on its share of liability resulting from the Final Determination) of all reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the

Controlling Party in connection with the assessment or proposed adjustment within seven days after a written request by the Controlling Party.

         5.03     Certain Tax Claims.

                  (a) Any issue raised by any Taxing Authority in any tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding relating to a Common Consolidated Tax Return that would result in tax liability to the Indemnitor is defined as a "Claim." Except as provided in Sections 3.01(b), 5.03(d) and the second sentence of Section 5.02 hereof, and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without the prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to
Section 5.02 hereof of any Claim, (ii) within thirty days after notice by the Controlling Party to the Indemnitor of a Claim is received by the Indemnitor, the Indemnitor shall (1) request in writing that such Claim be contested, and
(2) provide an opinion of independent tax counsel, selected by the Indemnitor and reasonably acceptable to the Controlling Party, to the effect that it is more likely than not that a Final Determination shall be substantially consistent with the Indemnitor's position relating to such Claim, (iii) the Indemnitor agrees to pay on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim, except for a Claim where the expenses are shared pursuant to Section 2.04(a) hereof, and (iv) the Controlling Party, after reasonable consultation with the Indemnitor, shall determine in its sole discretion the nature of all actions to be taken to contest such Claim, including (1) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (2) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (3) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor and, upon request by the Indemnitor, its counsel, informed as to the progress of the contest.

                  (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by any Taxing Authority and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims such Taxing Authority may have with respect to matters other than the transactions contemplated by the Distribution Agreement, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer or (ii) the amount calculated on the basis of a Final Determination. After a settlement or a Final Determination, the Controlling Party shall reimburse the Indemnitor in an amount equal to the excess, if any, of the amount of expenses paid by the Indemnitor pursuant to clause (iv) of
Section 5.03(a) over the Indemnitor's pro rata portion of such expenses based on the Indemnitor's share of the liability with respect to such Claim as determined under the first sentence of this Section 5.03(b).

                  (c) If the Controlling Party shall elect to pay the Claim and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party, and with no net after-tax cost to the Controlling Party, to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. In addition, if the refund is ultimately disallowed, the Controlling Party shall reimburse the Indemnitor for the Controlling Party's pro rata portion of the expenses paid by the Indemnitor under clause (iv) of
Section 5.03(a) based on the Controlling Party's share of the tax previously paid. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor (i) the amounts loaned or advanced to the Controlling Party with respect to the indemnity obligation (not to exceed the Indemnitor's share of any refund), and (ii) the Controlling Party's pro rata portion of the expenses paid by the Indemnitor under clause (iv) of Section 5.03(a) based on the Controlling Party's share of any refund, within ten days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the Taxing Authority that is properly attributable to such amount.

                  (d) Except as provided below, the Controlling Party shall not settle a Claim that Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld). At any time, whether before or after commencing to take any action pursuant to this Section
5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim the resolution of which is based on the outcome of such Claim. If the Controlling Party settles any Claim without the consent of the Indemnitor or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall (i) reimburse the Indemnitor for all the expenses paid by the Indemnitor pursuant to clause (iv) of Section 5.03(a), and (ii) pay to the Indemnitor any other amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.03(b)), plus interest at a rate equal to the Applicable Federal Rate from the date on which the amounts were advanced.

                                   ARTICLE VI
                                   COOPERATION

         6.01 General. Parent and SpinCo shall cooperate with each other in the filing of any Tax Return and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments that do not result in tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Affiliates, for any period that includes or is subsequent to the Distribution Date. Each party agrees to treat the Distribution and the Internal Distribution for all income tax purposes as not causing the recognition of any gain or loss.

         6.02 Cooperation With Respect to Tax Return Filings, Examinations and Tax Related Controversies.

                  (a) SpinCo's Obligations. In addition to any obligations imposed pursuant to the Distribution Agreement, SpinCo and each other member of the SpinCo Group shall fully cooperate with Parent and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the Parent Group for any taxable period ending before or including the Distribution Date. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Parent by the appropriate SpinCo Group member of any power of attorney required to allow Parent and its counsel to participate on behalf of SpinCo or such other SpinCo Group member in any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding for which Parent is the Controlling Party, (y) making available to Parent, during normal business hours, and within thirty days of any written request therefor, all books, records and information, and the assistance of all appropriate officers and employees, reasonably necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and (z) use of its commercially reasonable best efforts in defending Parent's interests in any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter for which SpinCo is the Controlling Party.

                  (b) Parent's Obligations. In addition to any obligations imposed pursuant to the Distribution Agreement, Parent shall fully cooperate with SpinCo and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the SpinCo Group which includes Parent or any other member of the Parent Group. Such cooperation shall include, but not be limited to, (x) the execution and delivery to SpinCo by the appropriate Parent Group member of any power of attorney required to allow SpinCo and its counsel to participate on behalf of Parent or such other Parent Group member in any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding for which SpinCo is the Controlling Party, (y) making available to SpinCo, during normal business hours, and within thirty days of any written request therefor, all books, records and information, and the assistance of all appropriate officers and employees, reasonably necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and
(z) the use of its commercially reasonable best efforts in defending SpinCo's interests in any tax inquiry, audit, examination, investigation, dispute, litigation or other matter for which Parent is the Controlling Party.

                  (c) Remedy for Failure to Comply. If Parent reasonably determines that SpinCo is not for any reason fulfilling its obligations under
Section 6.02(a) hereof, or if SpinCo reasonably determines that Parent is not for any reason fulfilling its obligations under Section 6.02(b) hereof, then Parent or SpinCo, as the case may be, shall have the right to appoint an independent nationally recognized public accounting or law firm to assist the other in meeting its obligations under this Section 6.02. Such entity shall have complete access, during normal business hours to all books, records and information, and the reasonable cooperation of all appropriate officers and employees, of Parent or SpinCo, as the case may be. In addition, the non-fulfilling party shall be responsible for any additional tax liability caused by the non-fulfillment of its obligations under Section 6.02(a) or (b). Anything in the preceding provisions of this Section 6.02(c) to the contrary notwithstanding, if the party alleged not to have fulfilled or be fulfilling its obligations under Section 6.02(a) or 6.02(b), as applicable, shall maintain that it fulfilled its obligations under Section 6.02(a) or Section 6.02(b), as applicable, and/or that no additional liability resulted from any non-fulfillment with respect to Section 6.02(a) or Section 6.02(b), as applicable, such matter or matters shall be determined by independent counsel agreed to by both the allegedly non-fulfilling party and the party alleging non-fulfillment (which determination shall be final and binding). If such independent counsel shall determine that the allegedly non-fulfilling party in fact fulfilled its obligations under Section 6.02(a) or Section 6.02(b), as applicable: (i) the fees and expenses of the accounting or law firm appointed pursuant to the first sentence of this Section 6.02(c) as well as the fees and expenses of the independent counsel making such determination shall be paid by the party alleging non-fulfillment, and (ii) liability for taxes alleged to have resulted from such non-fulfillment shall be borne by SpinCo or Parent without regard to this Section 6.02(c). If such independent tax counsel shall determine that the alleged non-fulfilling party did not fulfill its obligations under
Section 6.02(a) or 6.02(b), as applicable: (i) the fees and expenses referred to in clause (i) of the preceding sentence shall be borne by the party determined not to have fulfilled such obligations, and (ii) the additional tax liability alleged to have been caused by such non-fulfillment shall be borne by the non-fulfilling party, unless and to the extent that such independent counsel determines that such taxes were not caused by such non-fulfillment, in which case and to which extent liability for taxes alleged to have resulted from such non-fulfillment shall be borne by SpinCo or Parent without regard to this
Section 6.02(c).

                                  ARTICLE VII
                          RETENTION OF RECORDS; ACCESS

         The Parent Group and the SpinCo Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information

(including computer data) necessary for the preparation and filing of all Tax Returns in respect of taxes of the Parent Group or the SpinCo Group for any taxable period ending before or including the Distribution Date for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. At any time after the Distribution Date that either the Parent Group or the SpinCo Group proposes to destroy such material or information, it shall first notify the other Group in writing, and the other Group shall be entitled to receive such materials or information proposed to be destroyed.

                                  ARTICLE VIII
                                    DISPUTES

         8.01 Negotiation. Subject to Section 8.05, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed sixty days from the time a party has first given written notice of such Agreement Dispute to the other party.

         8.02 Mediation. If after such reasonable period of negotiation the parties are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after ninety days have elapsed from the time the parties began such negotiations), such Agreement Dispute shall be determined, at the request of any party, by mediation conducted in a location selected by the non-requesting party and acceptable to the requesting party, before a tax expert mutually agreeable to both parties. The mediation process shall continue as the exclusive method of resolving the Agreement Dispute (other than negotiation between the parties) until the earlier of the Agreement Dispute being resolved or the mediator finding in good faith that all settlement possibilities have been exhausted and that the matter is not resolvable through mediation.

         8.03 Continuing Performance. Unless otherwise agreed in writing, the parties will continue to honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this
Article VIII with respect to all matters not subject to such dispute, controversy or claim.

         8.04 Other Remedies. Nothing in this Article VIII shall limit the right that any party may otherwise have to seek to obtain from any court of competent jurisdiction (i) preliminary injunctive relief in order to preserve the status quo pending the resolution of the a dispute or (ii) temporary or permanent injunctive relief from any breach of any provisions of this Agreement. By seeking such relief, a party in no way waives its arbitration rights under this Agreement.

         8.05 Tolling. The parties acknowledge and agree that any statute of limitations or any other defense that could be raised by a party based on the passage or expiration of time with respect to any Agreement Dispute shall be suspended and tolled during the period in which the parties are negotiating in good faith pursuant to Section 8.01 hereof and during the period in which any mediation is pending or conducted pursuant to Section 8.02 hereof.

                                   ARTICLE IX
                           TERMINATION OF LIABILITIES

         Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.01 Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         10.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         10.03 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         10.04 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

         To Parent:

                           F.N.B. Corporation
                           One F.N.B. Boulevard
                           Hermitage, Pennsylvania 16148
                           Attention: Stephen J. Gurgovits
                           Telephone: (724) 981-6000
                           Facsimile: _______________________

         To SpinCo:

                           First National Bankshares of Florida, Inc.
                           2150 Goodlette Road North
                           Naples, Florida 34102
                           Attention: Gary L. Tice
                           Telephone: (239) 262-7600
                           Facsimile: _______________________________

         10.05 Waivers. The failure of any party to require strict' performance by any other party of any provision in this Agreement shall not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

         10.06 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

         10.07 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         10.08 Affiliates. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party or by any entity that is contemplated to be an Affiliate of such party on and after the Distribution Date.

         10.09 Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         10.10 Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to conflicts of Laws principles.

         10.12 Dispute Resolution. Any dispute arising out of or relating to the performance, breach or interpretation of this Agreement shall be handled in accordance with Article VIII of this Agreement (solely with respect to matters of computation) and Article V of the Distribution Agreement.

         10.13 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic or operational effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       F.N.B. CORPORATION



                                       By:
                                          -------------------------------------
                                          Stephen J. Gurgovits, Vice Chairman

                                       FIRST NATIONAL BANKSHARES OF
                                        FLORIDA, INC.



                                       By:
                                          -------------------------------------
                                          Gary L. Tice, Chairman and Chief
                                          Executive Officer

                                    EXHIBIT A

                        Affiliates of F.N.B. CORPORATION

First National Corporation

Firs National community Development Corporation

First National Bank of Pennsylvania

         F.N.B. PA Investments Corporation

         Infitech, Inc.

         First National Building Corporation

         First National Corporation, Hermitage, PA

         First National Financial Management Corporation

         Metropolitan National Realty Holdings, Inc.

         Pennsylvania First National Trust

                  F.N.B. Advisors, Inc.

F.N.B. Building Corporation

Penn-Ohio Life Insurance Company

Regency Finance Company

         Regency Investment Company, Inc.

         Citizens Financial Services, Inc.

Gelvin, Jackson & Starr, Inc.

                                    EXHIBIT B

            Affiliates of FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

Florida First National Trust

First National Bank of Florida

         First National Realty Services Co.

         FNB Corporation Florida Holdings Company

         FNB Corporation Florida Real Estate Holding company

         FNB Corporation Florida Real Estate Investment Trust Co.

         West Coast Guaranty Title Insurance Co.

         First National Corporation (formerly Citizens Financial Corporation)

Roger Bouchard Insurance, Inc.

        Allocation of Tax Liability and Expenses of Certain Transactions

         TRANSACTION                                                ALLOCATION OF TAX LIABILITY AND EXPENSE
         -----------                                                ---------------------------------------
1.       The February 2001 transfer of                         First National Bank of Florida with respect to
         assets by West Coast Guarantee                        any gain or loss of West Coast Guarantee Bank
         Bank to First National Bank                           resulting from the transfer that is taken into
         Florida                                               account immediately before the Distribution
                                                               pursuant to Treas. Reg.ss. 1.1502-13(c)


2.       Transactions involving the stock                              -        Regency Finance with respect to
         of Customer Service Center of                                          expenses incurred, and any gain or
         F.N.B., L.L.C. ("CSC")                                                 loss realized, in connection with
                                                                                the sale of CSC stock to First
                                                                                National Bank of Pennsylvania

                                                                       -        First National Bank of Pennsylvania
                                                                                and First National Bank of Florida
                                                                                shall individually bear their
                                                                                respective gain or loss resulting
                                                                                from the receipt of property
                                                                                pursuant to liquidation of CSC

                                                                       -        Gain or loss realized, and expenses
                                                                                incurred, by CSC in connection with
                                                                                its complete liquidation (including
                                                                                gain or loss realized on the
                                                                                distributions of property) shall be
                                                                                borne by First National Bank of
                                                                                Pennsylvania and First National
                                                                                Bank of Florida in proportion to
                                                                                their percentage ownership of CSC
                                                                                stock immediately before its
                                                                                liquidation

3.       Sale of Gelvin Jackson & Starr stock by               Roger Bouchard Insurance, Inc. with respect to expenses
         Roger Bouchard Insurance, Inc. to F.N.B.              incurred, and any gain or loss realized, in connection
         Corporation                                           with such sale

4.       Sale of municipal bonds by First National             First National Bank of Pennsylvania with respect to
         Bank of Pennsylvania                                  expenses incurred, and any gain or loss realized, in
                                                               connection with such sale

5.       Division of the corporate owned life                  Any tax liability resulting from such division (as well
         insurance                                             as the expenses incurred to effect the division) shall
                                                               be borne by F.N.B. Corporation and First National
                                                               Bankshares of Florida, Inc. in proportion to their
                                                               percentage ownership of the insurance contracts